Exhibit 99.1

Warrior Met Coal Announces Receipt of Requisite Consents in its Consent Solicitation Relating to its 8.00% Senior Secured Notes due 2024

BROOKWOOD, AL — March 2, 2018 — Warrior Met Coal, Inc. (NYSE:HCC) (“Warrior” or the “Company”) received the requisite consents in its previously announced consent solicitation (the “Consent Solicitation”) with respect to its 8.00% Senior Secured Notes due 2024 (the “Notes”). The Company solicited the consent (“Consents”) of the holders of $350.0 million aggregate principal amount of Notes (the “Existing Notes”) outstanding as of the record date of February 23, 2018 to amend (the “Proposed Amendment”) the limitation on the restricted payments covenant in the indenture governing the Notes, dated as of November 2, 2017 (as supplemented by the First Supplemental Indenture, dated as of March 1, 2018, the “Indenture”) to allow the Company to make dividend or distribution payments to its equity holders that are declared on or prior to May 15, 2018, in an amount not to exceed $350.0 million without having to comply with the “Restricted Payment Offer” requirements of the Indenture, provided that the Company (A) can satisfy the leverage ratio requirement applicable to the existing unlimited restricted payment “basket” in the Indenture and (B) does not fund such dividend or distribution payments with the proceeds of contemporaneous borrowings under the Company’s asset-based revolving credit facility, and subject to other terms and conditions described in the consent solicitation statement, dated as of February 26, 2018.

The Consent Solicitation expired at 5:00 p.m., New York City time, on March 2, 2018 (the “Expiration Date”).

The Consent Solicitation was made concurrently with, and was conditioned upon, among other things, the consummation of the previously announced offering (the “Offering”) of an additional $125.0 million in aggregate principal amount of new 8.00% Senior Secured Notes due 2024 (the “New Notes”). The New Notes were issued at the closing of the Offering on March 1, 2018. By participating in the Offering, the purchasers of the New Notes were deemed to consent to the Proposed Amendment. Such deemed consents, together with the Consents received in the Consent Solicitation, were sufficient to effect the Proposed Amendment.

Accordingly, the Company entered into a supplemental indenture on March 2, 2018 to effect the Proposed Amendment (the “Second Supplemental Indenture”), which will bind all holders of the Notes. Pursuant to the terms of the Second Supplemental Indenture, it became effective immediately upon execution, but the Proposed Amendment will become operative only upon the payment by the Company of an aggregate cash payment equal to $10.00 per $1,000 in principal amount of Existing Notes for which Consents were validly delivered and not revoked on or before the Expiration Date. The Company expects to make such payment on March 5, 2018. No consideration was, or will be, paid to the purchasers of the New Notes for their consents to the Proposed Amendment.

This press release is not a solicitation of Consents with respect to any Notes and does not set forth all of the terms and conditions of the Consent Solicitation.

Any inquiries regarding the Consent Solicitation may be directed to D.F. King & Co., Inc., the Information, Tabulation and Paying Agent for the Consent Solicitation, at (212) 269-5550 (collect) or (800) 341-6292 (toll free), or to the following solicitation agents for the Consent Solicitation: Goldman Sachs & Co. LLC, at (212) 902-6941 (collect) or (800) 828-3182 (toll free) and Credit Suisse Securities (USA) LLC, at (212) 538-1862 (collect) or (800) 820-1653 (toll free).

About Warrior Met Coal

Warrior Met Coal is a large scale, low-cost U.S. based producer and exporter of premium HCC, operating highly efficient longwall operations in its underground mines located in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Australian LV Index. Warrior sells all of its met coal production to steel producers in Europe, South America and Asia. For more information about Warrior Met Coal, please visit www.warriormetcoal.com.

Contacts

For Investors:

Dale W. Boyles, 205-554-6129

dale.boyles@warriormetcoal.com

For Media:

William Stanhouse, 205-554-6131

william.stanhouse@warriormetcoal.com

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